SUPPLEMENT DATED FEBRUARY 19, 1999
         TO SUPPLEMENTS DATED FEBRUARY 4, 1999, OCTOBER 26, OCTOBER 13,
         AUGUST 17, JULY 16, MAY 22, MAY 4, APRIL 3, APRIL 1, MARCH 23,
            FEBRUARY 25, AND JANUARY 21, 1998, AND DECEMBER 19, 1997,
                      TO PROSPECTUS DATED NOVEMBER 26, 1997

                             COSTCO COMPANIES, INC.

         The following table sets forth information as of February 19, 1999 as to the security ownership of persons not named as Selling Securityholders in the Prospectus and Prospectus Supplements. The table also sets forth information as to additional securities that were acquired by Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") and Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") since each was last named as a Selling Securityholder. Amounts shown for DLJ and Merrill Lynch are not adjusted for any sales that they may have made pursuant to the Registration Statement. DLJ has provided and will continue to provide financial advisory services to Costco Companies, Inc. (the "Company") for which DLJ has received customary fees. Hamilton E. James, a Managing Director of DLJ, is a member of the Board of Directors of the Company. Merrill Lynch provides certain brokerage services to the Company in Canada. Except as set forth for DLJ and Merrill Lynch, none of the Selling Securityholders listed below has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                             Face Amount of Notes     Shares of Common Stock
                                 Owned Prior                Owned Prior
 Selling Securityholder         to Offering ($)            to Offering 1

CMAC                                   $250,000              2,838
COVA Bond Debenture Fund               $500,000              5,677
Donaldson Lufkin & Jenrette
 Securities Corporation            $100,320,000 2        1,139,083 2
Finger Lake Blue Cross                 $500,000              5,677
IL Annuity and Insurance Co.        $40,000,000            454,180
Merrill Lynch, Pierce, Fenner
 & Smith, Inc.                      $64,889,000 2          736,782 2
Oxford Fund                          $1,500,000             17,031

1        Includes the Shares into which the Notes are convertible.

2        Includes securities previously registered.

              The date of this Prospectus Supplement is February 19, 1999